Exhibit 4.69
Beijing Ninetowns Ports Software and Technology Co., Ltd.
Guangzhou Ninetowns Wang Li Software Co., Ltd.
Debt Repayment
Agreement

This Agreement is entered into in Beijing by and between the following two parties:
Party A (Creditor): Beijing Ninetowns Ports Software and Technology Co., Ltd.
Party B (Debtor): Guangzhou Ninetowns Wang Li Software Co., Ltd.
The above parties are individually referred to as “a party” and collectively “the parties”.
Whereas
Under the influence of the global financial crisis, international trade has been drastically shrinking and Party B thus goes through a period of great hardship. Party A has a sufficient understanding of this and gives support to Party B, and now, Party A proposes a debt repayment agreement to tide over the difficulties together with Party B.
1.	The parties acknowledge that, as of December 31, 2010, Party B shall pay Party A a total sales amount of RMB 10,049,817.82 for distributing the software products and services of Party A.

2.	Aging analysis of accounts, in RMB ten thousand Yuan:

2010.12.31
Balance of
Accounts	2010	2009	2008	2007
Receivable	Within 1 year	1-2 years	2-3 years	Over 3 years
1,005	85	409	353	158
Note: the account age is determined on a last in, first out basis.
3.	The parties confirm that the above sales amount has not been repaid yet.
Therefore, the parties agree as follows with respect to the debt restructuring through friendly consultation in accordance with the provisions of Contract Law of the People’s Republic of China and other applicable laws and regulations:
Article 1 Representations, Warranties and Undertakings
The parties acknowledge that, the representations, warranties and undertakings made by one party to the other party are the important prerequisites for the parties to carry out debt repayment pursuant to this Agreement, and the parties enter into this Agreement in reliance on the following representations and warranties.
1) Such party is a legal entity incorporated and legally existing under the laws of China.
2) It obtains sufficient authority to enter into this Agreement and has full rights and ability to sign this Agreement and perform all its obligations hereunder.
3) Both parties will make their best efforts to closely and fully cooperate with each other to facilitate the successful completion of debt restructuring in the principles of good faith, pragmatism and responsibility.
4) The representations and warranties made by such party hereunder are consistently valid.

Article 2 Debt Repayment Scheme
1. Debt
Both parties confirm that, the amount of the debt owe to Party A by Party B is RMB 10,049,817.82.
2. Repayment Scheme
Due to the impact of the financial crisis, the customers of Party B are unable to make payments to Party B in a timely manner, resulting in a long account age of the sales amount owe to Party A by Party B. Considering the above fact, with respect to the said debt, Party A proposes the following waive and repayment scheme based on the future operating conditions of Party B:
Party A will waive the above debt accordingly based on the account age and repayment capacity. The waive percentage is as follows:
Amount Unit: RMB 10,000

	Less than 1			More than 3
Account Age	Year	1-2 Years	2-3 Years	Years
Account Receivable Balance	85	409	353	158
Waive Percentage	0%	60%	100%	100%
Waive Amount	0	245	353	157
Party A will waive the part in an amount of RMB 7,550,000 of the above debt. The remaining debt amount is RMB 2,500,000 which shall be repaid within two years. That is:
(1)	Party B shall pay off RMB 1,250,000 prior to December 31, 2011.

(2)	Party B shall pay off the remaining RMB 1,250,000 prior to December 31, 2012.
In addition, Party B must undertake to repay the sales amount newly arising each year within the credit period.

Article 3 Liabilities for Breach of Contract
In the event that either party breaches any of its obligations hereunder, such party shall compensate for all the losses caused to the other party (including but not limited to the reasonable attorney fees paid by the other party therefor and all expenses incurred for the settlement of disputes).
Article 4 Modification, Change and Interpretation of this Agreement
Any modification, change and interpretation of this Agreement must be made in writing.
Article 5 Applicable Law
The conclusion, validity, interpretation, performance and dispute settlement of this Agreement shall be governed by the laws of the People’s Republic of China in effect at the time of signing this Agreement.
Article 6 Settlement of Disputes
Any dispute arising out of or in connection with this Agreement shall be settled through friendly consultation, failing which, either party shall have the right to bring a lawsuit before the people’s court of competent jurisdiction.
The expenses in respect of the lawsuit shall be borne by the losing party.
Article 7 Effectiveness of Agreement
This Agreement shall come into force upon execution by both parties.
Article 8 Miscellaneous
1.
Both parties have read all clauses of this Agreement and its annexes, and have been fully aware of and adequately understood the meanings and corresponding legal consequences of this Agreement and its annexes.

2.	Should any provision of this Agreement be declared invalid, such invalidity shall not affect the validity of the remaining provisions of this Agreement.

3.
The headings used herein are for reference purpose only and shall not affect the construction or interpretation of this Agreement in any way. The time expressed in days herein all refer to calendar day.

4.
For any matter not mentioned herein, the parties may sign a supplementary agreement, which will also constitute an integral part of this Agreement. The annexes and supplementary agreement shall have the same legal force as this Agreement.

5.	This Agreement is made in two originals, one for each party, and the originals shall be equally authentic.
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Party A: Beijing Ninetowns Ports Software and Technology Co., Ltd. (seal)
Legal representative or authorized representative: (signature)
(Company Seal) [seal: Beijing Ninetowns Ports Software and Technology Co., Ltd.]
Date: June 22, 2011
Party B: Guangzhou Ninetowns Wang Li Software Co., Ltd. (seal)
Legal representative or authorized representative: (signature)
(Company Seal) [seal: Guangzhou Ninetowns Wang Li Software Co., Ltd.]
Date: June 22, 2011